Exhibit 10.1

EXECUTION COPY

Franklin W. Hobbs

Chair of the Board of Directors

Kim S. Fennebresque

Chair of the Compensation, Nominating,

and Governance Committee of

the Board of Directors

March 26, 2024

Michael G. Rhodes	BY E-MAIL

Re:	Our Offer of the Positions of Chief Executive Officer and Board Member

Dear Mr. Rhodes:

On behalf of the Board of Directors (Board) of Ally Financial Inc. (Ally or the Company), we are pleased to extend you an offer of employment as Chief Executive Officer (CEO) and an offer of appointment as a member of the Board effective as of your commencement of employment. Your continuing membership on the Board will be subject to annual election by our stockholders. You will also serve as the CEO and as a member of the board of directors of Ally Bank. Your start date will be April 29, 2024 (Start Date).

You will have all customary duties, authorities, and responsibilities commensurate with your position as CEO. You shall report solely and directly to the Board (and for the avoidance of doubt, not any particular member of the Board).

Ally has a purpose-driven culture that serves as the foundation for delivering long-term value for all of our stakeholders. We look externally, execute with excellence, act with professionalism, and deliver results. As our next CEO, you will have the opportunity to lead this dynamic organization and its more than 11,000 teammates into the next stage of its evolution, and the Board looks forward to supporting you in that mission. The details of our offer to you follow.

Compensation at Ally

Ally’s executive-compensation program strongly links pay and performance, with a substantial emphasis on long-term performance to align with stockholder interests.

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March 26, 2024

Your total annual compensation opportunity will be composed of an annual base salary and a target annual incentive-award opportunity. For 2024, your annual compensation opportunity will be as follows:

Total 2024 Compensation Opportunity:	$11,500,000
(consisting of)
Annual Base Salary (pro-rated for your partial year of service):	$1,000,000
Target Annual Incentive-Award Opportunity:	$10,500,000

Your annual base salary is a fixed amount that will be reviewed and set by the Compensation, Nominating, and Governance Committee of the Board (CNGC) from time to time. As an exempt employee, you understand and acknowledge that your hours will fluctuate, and your fixed salary compensates you for all hours worked.

Your target annual incentive-award opportunity also will be reviewed and set by the CNGC from time to time. Your final incentive award for any year will be determined by the CNGC in its discretion based on your and Ally’s performance and may be equal to or higher or lower than the target amount. For the 2024 performance year, you will be eligible for the full incentive-award opportunity as if you had been employed by Ally for the entire calendar year (i.e. without pro-ration). Under our current program, and for 2024, we will distribute your final incentive award for performance in any year early in the following one (usually in February), with 30% in the form of cash and 70% in the form of equity-based awards. Your equity-based awards, in turn, will be distributed 60% in the form of performance-based restricted stock units (PSUs) and 40% in the form of time-based restricted stock units (RSUs).

Currently, under our executive-compensation program, PSUs vest and settle on the third anniversary of the grant date, subject to the achievement of pre-established performance measures. RSUs vest and settle in three equal annual installments on the first, second, and third anniversaries of the grant date. The specific terms of the PSUs and the RSUs will be described in your award letters and will be governed by our Incentive Compensation Plan, which was separately provided to you, or a successor plan (ICP).

Your benefits and perquisites are subject to the approval of the CNGC as well. You will be eligible for health and welfare benefits under the broad-based programs generally available to all teammates, including medical, dental, vision, disability, life insurance, and retirement savings. You also will be eligible under our executive-supplemental-benefits program, which currently consist of: (1) an annual executive physical, (2) financial, tax, and estate planning up to $10,000 annually, (3) excess personal umbrella liability insurance of $5 million, and (4) an opportunity to purchase supplemental disability income protection, among other things. We currently provide customary and reasonable use of a firm-

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provided car service, except for daily commuting, and access to corporate aircraft for business travel that is integrally and directly related to the performance of your duties under applicable law.

You will be eligible for reasonable relocation reimbursements and Ally’s premium relocation assistance under the program document that was separately provided to you. You may opt to commence the relocation process and avail yourself of this benefit anytime within the 12 months following your Start Date, and you will have 12 months from the date you commence the relocation process to complete it.

Foregone Compensation and Forfeited Awards

In addition to the foregoing compensation, we will replace, as and to the extent described here, compensation, unvested awards and other amounts that you will forego or forfeit as a result of your departure from your current employer.

You will receive a one-time payment in cash in a gross amount of $900,000 in the payroll cycle following your Start Date, less applicable tax withholding amounts and subject to the attached repayment agreement if (x) you experience a Termination of Service by the Company for Cause (as each such term is defined in the ICP) or (y) you voluntarily terminate employment with us (other than on account of death or permanent disability), in each case, within 12 months after your Start Date.

In addition, in consideration of forfeited equity compensation and other foregone compensation from your current employer, within 60 days after your Start Date, you will receive make-whole equity grants with an aggregate grant date value of $16,200,000 which will comprise (i) $4,200,000 (at target) in the form of PSUs that will vest and settle subject to the same terms and conditions as those granted to our named executive officers in January 2024 (consistent with the most recently publicly filed form of award agreement) and (ii) $12,000,000 in the form of RSUs that will vest and settle in three equal installments on December 11, 2024, December 11, 2025, and December 11, 2026 (consistent with the most recently publicly filed form of award agreement). The calculation of the number of RSUs and target PSUs to be issued will be determined based on the Company’s normal equity grant practices.

The specific terms of the PSUs and the RSUs will be described in your award letters and will be governed by the ICP.

Other Terms and Conditions

Your primary office will be located at 601 South Tryon Street, Charlotte, NC 28202.

In your capacity as an officer and director of Ally and any of its affiliates, as applicable, Ally will provide you with (i) indemnification to the extent provided by the Ally certificate of incorporation, by-laws and applicable law and (ii) coverage under applicable directors’ and officers’ liability insurance,

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in each case, on terms no less favorable than provided for other senior executive officers and directors of Ally.

If within 12 months after your Start Date you experience a Termination of Service by the Company without Cause in the absence of a Change in Control (as defined in the ICP), you will receive a lump sum cash payment equal to two times your annual base salary in the payroll cycle following the date of your termination of employment, if and to the extent that the Ally Financial Inc. Severance Plan or a successor plan does not provide you with such a payment, which payment shall be made within 60 days after your Termination of Service. Notwithstanding the foregoing, this payment would not be made unless and until you sign and do not revoke a release document in a form satisfactory to, approved by, and provided by Ally and deliver such signed release document to Ally within 50 days after your Termination of Service; provided, that, such release shall not contain new restrictive covenants, and shall contain customary exceptions for rights to indemnification and coverage under any applicable directors and officers insurance policy, rights to vested equity and benefits, and rights which cannot otherwise be waived by law.

All payments and other distributions to you are subject to Ally’s compensation-and-benefits plans and policies (including those relating to cancellation, recovery, forfeiture, or repayment) and to applicable tax withholdings and other ordinary-course deductions. Please contact our Chief Human Resources Officer if you have any questions.

The Immigration Reform and Control Act of 1986 requires employers to verify the identities and the authorization of all employees to work in the United States, and our offer is contingent on your ability to provide us on your Start Date with documents that satisfy all verification requirements under applicable law. A list of the documents accepted by the Immigration and Naturalization Service will be provided to you separately. Should you accept this offer, you must bring on your Start Date one original document from List A OR one document from List B and one document from List C. These documents will be reviewed and verified for your file, and the originals will be returned to you. Ally uses E-Verify to confirm that you are authorized to work in the United States.

With your prior consent, we have satisfactorily completed the mandatory pre-employment background investigation. You will be required to comply with our Code of Conduct and Ethics, including its provisions that govern the disclosure and resolution of actual and potential conflicts of interest, and all of Ally’s other policies, standards, and procedures. Please note that award letters and the ICP include restrictive covenants, including terms and conditions on non-solicitation, while awards are outstanding and following your termination of employment.

We will require your completion of a directors-and-officers questionnaire for corporate-governance purposes. In addition, you hereby agree that your acceptance of this offer and employment with the Company as set forth herein will not violate the terms of any other agreement with any other entity, including your prior employers. If you have an agreement with a current or former employer that (1)

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limits your ability to commence employment (non-compete or notice period), (2) restricts you from performing the services or duties of the position for which you are being employed (confidentiality, non-disclosure, or intellectual-property-rights agreement), or (3) limits your ability to solicit customers, employees, or former employees of your current or former employers (non-solicitation), you have provided such agreements to Ally. Ally acknowledges that you have provided information in response to the directors-and-officers questionnaire and information about restrictions from one employer involving a notice period, confidentiality, non-disclosure, intellectual-property rights, and non-solicitation. Your offer is contingent on all of this information being accurate and complete.

We reserve the right to change or rescind the terms and conditions of your employment, including the terms of your compensation, at any time (without prejudice to your rights to assert that a Qualifying Termination has occurred under any applicable agreement with Ally or any Ally policy of plan). We also reserve the right to amend, modify or terminate any of our incentive programs or employee benefit plans in accordance with their terms at any time. Nothing in this letter or any other communication, either written or oral, is intended to or will constitute a contract of employment. Your employment is at will, which means that it can be terminated with or without cause and with or without notice at any time by either Ally or by you.

Your signature accepting this offer authorizes Ally, as permitted by applicable law, to deduct from your earnings any monies that you owe Ally, including debts resulting from overpayment of wages to you, your failure to return or your damage to Ally’s property, your failure to pay the balance on an Ally-issued credit card, unauthorized expenses charged to Ally by you, and any losses sustained by Ally as a result of any misappropriation or fraud by you or any violation by you of the Code of Conduct and Ethics or any of Ally’s other policies, standards, or procedures.

This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, Section 409A). To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A or to the extent any provision in this letter must be modified to comply with Section 409A (including Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this letter will comply with Section 409A; provided, that the parties will endeavor to maintain the intended economics of this offer. For purposes of Section 409A, each payment made under this letter will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

To the extent that any payments or benefits provided hereunder, together with the payments and benefits provided under any other Company plan or agreement, to or for your benefit (such payments or benefits are collectively referred to as the Payments) would be subject to the excise tax (the Excise Tax) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), the Payments shall be reduced (but not below zero) so that the value of all Payments equals $1.00 less

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than three times your “base amount,” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations (the Safe Harbor Amount), but only if, by reason of such reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such reduction were not made (the Required Reduction). The Net After-Tax Benefit is defined as the present value of the Payments net of all taxes imposed on the Payments under the Code, including under Section 4999 of the Code, and under applicable state and local laws. If a reduction is required pursuant to the foregoing, unless you shall have given a prior written notice specifying a different order to the Company to effectuate the reduction in compliance with Section 409A, the Company shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the relevant change in control date. The determination as to whether the Required Reduction shall be made pursuant to this letter shall be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to you (the Accounting Firm), which shall provide detailed supporting calculations both to the Company and you upon reasonable request. Any determination by the Accounting Firm shall be binding upon the Company and you, absent manifest error. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. The parties shall cooperate in good faith in seeking the opinion of the Accounting Firm (or an expert retained by the Accounting Firm) with respect to the value for purposes of Code Section 280G of any post-employment non-competition or other restrictive covenant to which you are then subject.

* * * * *

This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Michael G. Rhodes	EXECUTION COPY
March 26, 2024

Once more, on behalf of the Board and all of the teammates at Ally, we are delighted to welcome you as our next CEO and a member of the Board. If you find the terms and conditions of our offer acceptable, please sign where indicated and return it to Kathleen Patterson, our Chief Human Resources Officer.

With warmest regards,

/s/ Franklin W. Hobbs	/s/ Kim S. Fennebresque
Franklin W. Hobbs	Kim S. Fennebresque
Chair of the Board of Directors	Chair of the Compensation, Nominating,
and Governance Committee of
the Board of Directors

ACCEPTED AND AGREED:

/s/ Michael G. Rhodes
Michael G. Rhodes

March 27, 2024
Date:

Michael G. Rhodes	EXECUTION COPY
March 26, 2024

REPAYMENT OBLIGATION

FOR VALUE RECEIVED, in the event that the undersigned (i) experiences a Termination of Service by Ally for Cause (as each such term is defined in Ally’s Incentive Compensation Plan) or (ii) voluntarily terminates employment with Ally within 12 months after the Start Date (other than on account of death or permanent disability), the undersigned promises to pay to Ally, on demand, the principal sum of the net after-tax amounts of $900,000 received as a cash one-time payment.

This promise to pay further authorizes Ally to deduct the entire amount from the undersigned’s final paycheck. If for any reason Ally is unable to deduct the full amount from the final paycheck, the remaining amount must be made by check to the order of Ally Financial Inc. and sent by express or regular mail to Ally Financial Inc., Attention: Human Resource Management, 500 Woodward Avenue, Detroit, MI 48226, or to another place that Ally may designate.

/s/ Michael G. Rhodes
Michael G. Rhodes

March 27, 2024
Date: